Exhibit T3A.5

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 09/17/2002 020579360 – 3569741

CERTIFICATE OF INCORPORATION

OF

EXCEL CONTINUUM CORPORATION

The undersigned incorporator, a natural person, in order to form a corporation under the General Corporation Law of the State of Delaware (the “GCL”), certifies as follows:

1. Name. The name of the Corporation is Excel Continuum Corporation.

2. Address; Registered Agent. The registered office of the Corporation in the State of Delaware is located at 15 East North Street, in the City of Dover, in the County of Kent, in the State of Delaware 19901. The name of the Corporation’s registered agent at such address is United Corporate Services, Inc.

3. Purpose. The purpose of the Corporation is to engage in, carry on, and conduct any lawful act or activity for which corporations may be organized under the GCL.

4. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is one thousand five hundred (1,500), all of which shall be shares of common stock, $0.001 par value per share (the “Common Stock”).

5. Name and Address of Incorporator. The name and mailing address of the incorporator is Howard S. Breslow, Breslow & Walker, LLP, 100 Jericho Quadrangle, Suite 230, Jericho, New York 11753.

6. No Preemptive Rights; Rights to Purchase Certain Securities. No holder of shares of Common Stock shall be entitled as of right to subscribe for, purchase, or receive any new or additional shares of any class, whether now or hereafter authorized, or any notes, bonds, debentures, or other securities convertible into or carrying options or warrants to purchase shares of any class; provided, however, all such new or additional shares of any class, or notes, bonds, debentures, or other securities convertible into, or carrying options to warrants to purchase, shares of any class may be issued or disposed of by the Board of Directors to such persons and on such terms as it, in its absolute discretion, may deem advisable.

7. Personal Liability. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Paragraph (7) of subsection (b) of Section 102 of the GCL, as the same may be amended and supplemented.

8. Indemnification. The Corporation, to the fullest extent permitted by Section 145 of the GCL, as the same may be amended and supplemented, shall indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

9. Amendment; Repeal. From time to time, any of the provisions of this Certificate may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate are granted subject to the provisions of this Paragraph 9.

10. Compromises and Arrangements. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

11. Directors. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

12. Amendment to By-laws. In furtherance of and not in limitation of the powers conferred by the GCL, the Board of Directors is expressly authorized to make alter or repeal the By-laws of the Corporation.

13. Section 203. The Corporation shall not be governed by Section 203 of the GCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.

IN WITNESS WHEREOF, this Certificate has been signed on this 10th day of September, 2002, and the signature of the undersigned shall constitute the affirmation and acknowledgement of the undersigned, under penalties of perjury, that this Certificate is the act and deed of the undersigned and that the facts stated in this Certificate are true.

/s/ Howard S. Breslow
Howard S. Breslow, Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/31/2002 020673410 – 3569741

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

EXCEL CONTINUUM CORPORATION

The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is:

Excel Continuum Corporation

SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

Paragraph 1 of the Certificate of Incorporation, relating to the name of the corporation, is hereby amended to read as follows:

“1. The name of the corporation is Continuum Electro-Optics, Inc.”

THIRD: The amendment effected herein was authorized by the consent in writing, setting forth the action so taken, unanimously signed by the holders of all of the outstanding shares entitled to vote thereon pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I hereunto sign my name this 30th day of October, 2002.

/s/ Laurence Cramer
Laurence Cramer, President